Exhibit j(3)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference constituting part of Post-Effective Amendment No. 79 to the Registration Statement on Form N-1A of Fidelity Investment Trust of our report dated December 3, 1999, appearing in the Annual Report to Shareholders of Fidelity Diversified International Fund and Fidelity Worldwide Fund, for the year ended October 31, 1999.

We also consent to the incorporation by reference constituting part of Post-Effective Amendment No. 79 to the Registration Statement on Form N-1A of Fidelity Investment Trust of our report dated December 3, 1999, appearing in the Annual Report to Shareholders of Fidelity Europe Capital Appreciation Fund, for the year ended October 31, 1999.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Boston, Massachusetts
December 21, 1999